PROSPECTUS SUPPLEMENT                                                                                         File No. 333-52822
----------------------                                                                                            Rule 424(b)(3)
(To the Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2219


                                                      Merrill Lynch & Co., Inc.
                                                     Medium-Term Notes, Series B
                                             Due Nine Months or More from Date of Issue

                                                         Floating Rate Notes

Principal Amount:             $350,000,000                          Original Issue Date:       April 2, 2002

Issue Price:                  100.00%                               Stated Maturity Date:      April 1, 2003

CUSIP Number:                 59018YMN8

Interest Calculation:                                               Day Count Convention:
-------------------                                                 --------------------
/X/ Regular Floating Rate Note                                      /x/ Actual/360
/ / Inverse Floating Rate Note                                      / / 30/360
    (Fixed Interest Rate):                                          / / Actual/Actual



Interest Rate Basis:
-------------------
/X/ LIBOR                                                           / / Commercial Paper Rate
/ / CMT Rate                                                        / / Eleventh District Cost of Funds Rate
/ / Prime Rate                                                      / / CD Rate
/ / Federal Funds Rate                                              / / Other (see attached)
/ / Treasury Rate
Designated CMT Page:                                                Designated LIBOR Page:
    CMT Telerate Page:                                                   LIBOR Telerate Page: 3750
    CMT Reuters Page:                                                    LIBOR Reuters Page:

Index Maturity:           One Month                                 Minimum Interest Rate:  Not Applicable



Spread:                   -0.0300%                                  Maximum Interest Rate:  Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue       Spread Multiplier:      Not Applicable
                          Date was an Interest Reset Date

Interest Reset Dates:     Monthly, on the 1st of every month, commencing May 1, 2002, subject to modified following Business Day convention.


Interest Payment Dates:   Monthly, on the 1st of every month, commencing May 1, 2002, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), BNP Paribas Securities Corp.
                          and Barclays Capital Inc. (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated March 26, 2002 (the "Agreement"), between the Company and the
                          Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                          Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                                 Principal Amount of the Notes
                          ------------                                                 -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith                                 $337,000,000
                                      Incorporated
                          BNP Paribas Securities Corp.                                            $6,500,000
                          Barclays Capital Inc.                                                   $6,500,000
                                                                                                ------------
                                          Total                                                 $350,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                    March 26, 2002